Suite 1550 – 355 Burrard Street

Vancouver, B.C., Canada, V6C 2G8

Tel: (604) 331-1757  Fax: (604) 669-5193

TSX - DRK

   OTC BB - DRKOF

November 14, 2003

           Form 20-F File No.: 0-30072

DEREK EXTINGUISHES DEBT

(Vancouver, B.C., November 14, 2003) – The Company reported today that it has extinguished a total of $148,732.16 in debt owed to a single creditor by issuing 495,774 shares valued at $0.30 per share. In addition to the shares, the creditor has received 495,774 share purchase warrants, each share purchase warrant exercisable for one year for the purchase of one share at a price of $0.40 per share. The shares are subject to a four-month hold period expiring at midnight on March 5, 2004 and may not be traded in British Columbia until March 6, 2004 except as permitted by the Securities Act (British Columbia) and the regulations made thereunder.

DEREK OIL & GAS CORPORATION

        __”Barry C.J. Ehrl”___________

Barry C.J. Ehrl, Director

For further information please contact Investor Relations 1-888-756-0066 or (604) 331-1757

www.derekresources.com

Corporate e-mail:  info@derekresources.com

The TSX Venture Exchange has neither approved nor disapproved the information contained herein

Cautionary Note to U.S. Investors:  Investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-30072, available from us at Suite 1550, 355 Burrard Street, Vancouver, British Columbia, Canada, V6C 2G8.  You can also obtain this Form 20-F from the SEC by calling 1-800-732-0330 or you may find it online at www.sec.gov or at www.sedar.com where it is filed as the Company’s Annual Information Form.